Exhibit 99.1
American Axle & Manufacturing Reports
Third Quarter 2007 Financial Results of $0.25 per share
Detroit, Michigan, October 30, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported sales and earnings for the third quarter of 2007.
Third Quarter 2007 highlights
•	Third quarter sales of $774.3 million

•	4% year-over-year increase in total light truck production volumes as compared to the third quarter of 2006

•	Content-per-vehicle of $1,303, approximately 8% higher than the prior year

•	Gross profit of $80.7 million, or 10.4% of sales

•	Operating income of $28.7 million, or 3.7% of sales

•	Net earnings of $13.1 million or $0.25 per share

•	Net cash provided by operating activities of $331.6 million year-to-date, more than double the prior year
AAM’s earnings in the third quarter of 2007 were $13.1 million or $0.25 per share. This compares to a net loss of $62.9 million or $1.25 per share in the third quarter of 2006.
AAM’s earnings in the third quarter of 2007 reflect the impact of special charges and other non-recurring operating costs of $7.8 million, or $0.13 per share, primarily related to the redeployment of machinery and equipment and other actions to rationalize underutilized capacity. Also included in this total were charges of $2.7 million, or $0.04 per share, associated with a voluntary separation program offered to hourly associates represented by the UAW at AAM’s Buffalo Gear, Axle & Linkage facility in Buffalo, New York.
AAM’s earnings in the third quarter of 2007 also reflect the impact of a work stoppage experienced by our largest customer, GM, during the last week of September. AAM estimates the impact of lost sales and other costs and expenses related to this work stoppage to be approximately $2.8 million, or $0.04 per share, in the third quarter of 2007.
AAM’s earnings in the third quarter of 2006 included a special charge of $91.2 million related to the supplemental unemployment benefits estimated to be payable to UAW associates who were expected to be permanently idled through the end of the current contract period in February 2008. AAM also recorded a $1.9 million special charge in the third quarter of 2006 related to estimated postemployment costs for associates at our European operations.
“In the third quarter of 2007, AAM continued to achieve solid gains in productivity and made steady progress on its ongoing structural cost-reduction initiatives,” said AAM’s Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “AAM will continue to take the necessary actions to achieve sustainable market cost competitiveness in our global operations. This includes a strategic emphasis on improving AAM’s manufacturing capacity utilization and jointly developing new innovative labor agreements to enhance AAM’s operating efficiency and flexibility.”
Net sales in the third quarter of 2007 were $774.3 million as compared to $701.2 million in the third quarter of 2006. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were approximately the same as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs increased approximately 25% in the quarter on a year-over-year basis. Non-GM sales represented approximately 24% of AAM’s total sales in the third quarter of 2007.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. In the third quarter of 2007, AAM’s content-per-vehicle increased approximately 8% to $1,303 as compared to $1,204 in the third quarter of 2006.
Gross margin in the third quarter of 2007 was 10.4% as compared to a negative 8.8% in the third quarter of 2006. Operating income was $28.7 million or 3.7% of sales in the quarter as compared to an operating loss of $110.0 million or negative 15.7% of sales in the third quarter of 2006. In addition to the impact of the special charges and other non-recurring operating costs described above, AAM’s improved gross margin and operating income performance in the third quarter of 2007 primarily reflects the impact of higher sales, productivity gains and structural cost reductions resulting from the attrition programs and other ongoing restructuring actions.
Net sales in the first three quarters of 2007 were $2.5 billion, as compared to $2.4 billion in the first three quarters of 2006. Gross margin was 11.2% in the first three quarters of 2007 as compared to 3.8% for the first three quarters of 2006. Operating income for the first three quarters of 2007 was $123.5 million or 5.0% of sales as compared to an operating loss of $54.5 million or negative 2.3% of sales for the first three quarters of 2006.
AAM’s SG&A spending in the third quarter of 2007 was $52.0 million as compared to $48.0 million in the third quarter of 2006. In the first three quarters of 2007, AAM’s SG&A spending was $155.1 million or 6.2% of sales as compared to $145.9 million or 6.1% of sales in the first three quarters of 2006. This year-over-year increase in AAM’s SG&A expense was attributable to higher profit sharing accruals and higher stock-based compensation expense due to increased profitability and stock price appreciation. AAM’s R&D spending in the first three quarters of 2007 was approximately $61.9 million as compared to $60.6 million in the first three quarters of 2006.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first three quarters of 2007 more than doubled to $331.6 million as compared to $161.7 million in the first three quarters of 2006. Capital spending in the first three quarters of 2007 was down $110.6 million on a year-over-year basis to $132.9 million. Reflecting the impact of this activity and dividend payments of $23.8 million, AAM’s free cash flow of $174.9 million in the first three quarters of 2007 represents an improvement of $279.9 million as compared to the first three quarters of 2006.
A conference call to review AAM’s third quarter 2007 results is scheduled today at 2:00 p.m. EDT. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. EDT on October 30, 2007 until 5:00 p.m. EDT November 6, 2007 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 17920748.
Recent Developments
On August 14, 2007, AAM announced it would offer a voluntary separation program (Buffalo Separation Program or BSP) to all hourly associates represented by the UAW at its Buffalo Gear, Axle & Linkage facility in Buffalo, New York. The program commenced in September 2007 and is related to AAM’s previously announced plans to idle a portion of its U.S. production capacity dedicated to the mid-sized light truck product range. Under the BSP, AAM has offered a range of early retirement incentives and buy-outs to approximately 650 eligible hourly associates. AAM currently expects to incur special charges of as much as $85 million for the BSP, including pension and other postretirement benefit curtailments and special termination benefits. As discussed above, AAM incurred $2.7 million in charges related to this voluntary separation program in the third quarter of 2007.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (Indiana, Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or Chrysler or a key supplier to GM or Chrysler; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, Chrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For more information:

Media relations contact: Renee B. Rogers Manager, Corporate Communications and Media Relations (313) 758-4882 renee.rogers@aam.com	Investor relations contact: Jamie M. Little Director, Investor Relations (313) 758-4831 jamie.little@aam.com
     Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In millions, except per share data)		(In millions, except per share data)
Net sales	$774.3	$701.2	$2,493.0	$2,410.6

Cost of goods sold	693.6	763.2	2,214.4	2,319.2

Gross profit (loss)	80.7	(62.0)	278.6	91.4

Selling, general and administrative expenses	52.0	48.0	155.1	145.9

Operating income (loss)	28.7	(110.0)	123.5	(54.5)

Net interest expense	(11.5)	(11.7)	(40.8)	(27.0)
Other income (expense), net
Debt refinancing cost	—	(0.3)	(5.5)	(2.7)
Other, net	(1.2)	10.1	0.1	11.4

Income (loss) before income taxes	16.0	(111.9)	77.3	(72.8)

Income taxes	2.9	(49.0)	14.8	(38.9)

Net income (loss)	$13.1	$(62.9)	$62.5	$(33.9)

Diluted earnings (loss) per share	$0.25	$(1.25)	$1.19	$(0.67)

Diluted shares outstanding	53.0	50.3	52.6	50.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$362.1	$13.5
Accounts receivable, net	320.5	327.6
Inventories, net	248.1	198.4
Prepaid expenses and other	79.0	69.2
Deferred income taxes	28.1	30.7

Total current assets	1,037.8	639.4

Property, plant and equipment, net	1,715.4	1,731.7
Deferred income taxes	49.8	35.7
Goodwill	147.8	147.8
Other assets and deferred charges	60.9	42.9

Total assets	$3,011.7	$2,597.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$396.4	$328.9
Other accrued expenses	207.2	212.4

Total current liabilities	603.6	541.3

Long-term debt	845.6	672.2
Deferred income taxes	6.3	6.8
Postretirement benefits and other long-term liabilities	683.8	563.5

Total liabilities	2,139.3	1,783.8

Stockholders’ equity	872.4	813.7

Total liabilities and stockholders’ equity	$3,011.7	$2,597.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended,
	September 30,		September 30
	2007	2006	2007	2006
	(In millions)		(In millions)
Operating activities
Net income (loss)	$13.1	$(62.9)	$62.5	$(33.9)
Depreciation and amortization	57.6	52.8	171.0	153.2
Other	26.3	72.1	98.1	42.4

Net cash flow provided by operating activities	97.0	62.0	331.6	161.7

Purchases of property, plant & equipment	(57.5)	(87.5)	(132.9)	(243.5)

Net cash flow after purchases of property, plant & equipment	39.5	(25.5)	198.7	(81.8)

Purchase buyouts of leased equipment	—	—	—	(19.5)

Net cash flow provided by (used in) operations	39.5	(25.5)	198.7	(101.3)

Net increase (decrease) in long-term debt	(2.0)	36.3	167.3	137.5
Purchase of treasury of stock	(1.9)	—	(1.9)	—
Debt issuance costs	—	—	(7.5)	(3.1)
Employee stock option exercises	3.9	0.2	15.2	0.3
Dividends paid	(8.0)	(7.8)	(23.8)	(23.3)

Net cash flow provided by (used in) financing activities	(8.0)	28.7	149.3	111.4

Effect of exchange rate changes on cash	(0.7)	(0.1)	0.6	0.1

Net increase in cash and cash equivalents	30.8	3.1	348.6	10.2

Cash and cash equivalents at beginning of period	331.3	10.8	13.5	3.7

Cash and cash equivalents at end of period	$362.1	$13.9	$362.1	$13.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In millions)		(In millions)
Net income (loss)	$13.1	$(62.9)	$62.5	$(33.9)
Interest expense	14.6	11.8	46.8	27.1
Income taxes	2.9	(49.0)	14.8	(38.9)
Depreciation and amortization	57.6	52.8	171.0	153.2

EBITDA	$88.2	$(47.3)	$295.1	$107.5

Net debt(b) to capital

	September 30,	December 31,
	2007	2006
	(In millions, except percentages)
Total debt	$845.6	$672.2
Less: cash and cash equivalents	362.1	13.5

Net debt at end of period	483.5	658.7

Stockholders’ equity	872.4	813.7

Total invested capital at end of period	$1,355.9	$1,472.4

Net debt to capital(c)	35.7%	44.7%

(a)	We believe that EBITDA Is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In millions)		(In millions)
Net cash provided by operating activities	$97.0	$62.0	$331.6	$161.7
Less: purchases of property, plant & equipment	(57.5)	(87.5)	(132.9)	(243.5)

Net operating cash flow	39.5	(25.5)	198.7	(81.8)

Less: dividends paid	(8.0)	(7.8)	(23.8)	(23.3)

Free cash flow	$31.5	$(33.3)	$174.9	$(105.1)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	December 31,	March 31,	June 30,	September 30,	September 30,
	2006	2007	2007	2007	2007
	(In millions, except percentages)
Net income (loss)	$(188.6)	$15.4	$34.0	$13.1	$(126.1)

After-tax net interest expense (f)	7.8	9.8	13.2	9.4	40.2

After-tax return	$(180.8)	$25.2	$47.2	$22.5	$(85.9)

Net debt at end of period					$483.5
Stockholders’ equity at end of period					872.4

Invested capital at end of period					1,355.9
Invested capital at beginning of period					1,565.3

Average invested capital(g)					$1,460.6

After-Tax ROIC(h)					-5.9%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Ot her companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to tax effecting net interest expense by the effective income tax rate (excluding one -time items) for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.